UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

 (Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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West Marine, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 5, 2013, West Marine sent a letter to certain stockholders.  A copy of this letter is attached hereto as Annex A.

Important Information

In connection with the solicitation of proxies, West Marine filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated April 5, 2013.  West Marine’s stockholders are urged to read the proxy statement and any other relevant documents when they become available as they contain important information.  Stockholders may obtain additional free copies of the proxy statement and other relevant documents filed with the SEC by West Marine through the website maintained by the SEC at www.sec.gov.  These documents can also be obtained free of charge from West Marine at our website at www.westmarine.com under “Investor Relations.”

Annex A
500 Westridge Drive
Watsonville, CA 95076
Telephone: (831) 728-2700

April 5, 2013

Dear West Marine Stockholder:

The past year has been one of growth and change for West Marine. We were successful at opening or expanding 14 stores, including 4 flagships, we grew the products in our merchandise expansion strategy by a factor of 4 times faster than our core products and we began to gain traction on our most important strategy: To evolve West Marine into a true omni-channel retailer.  We not only grew the top line but also grew the bottom line at a much faster pace.

And we transitioned West Marine’s CEO.  After 4-1/2 years of steady progress leading West Marine, Geoff Eisenberg retired.  I’m grateful for how he left the company - with a strong balance sheet, a healthy culture, and a focus on the stewardship of our company to achieve long-term value for our stockholders. This long-term focus is illustrated by the investments we’re making in key growth strategies, our recruiting of top talent to augment our team and a stronger focus on leadership development and succession planning.

I’m also grateful for the good work that our Board has done to strengthen West Marine’s governance and transparency.  In recognition of this work, Forbes.com has named West Marine one of America’s 100 Most Trustworthy Companies for the past two years.

In my 9 months at West Marine, I’ve had the opportunity to visit 55 store locations, both of our distribution centers, meet over 1,000 Associates, speak face-to-face with dozens of customers and along with our CFO, Tom Moran, meet with several of our largest investors. Through these interactions a tremendous amount of ideas and feedback has been captured.  Some of these ideas have already been implemented and are reflected in our 2013 Proxy Statement, such as our share repurchase program and the introduction of Return-On-Invested-Capital as a key performance metric.

One thing has really stood out for me at West Marine: Boaters are passionate about their activities and their lifestyle. We’re the leading retailer to serve that passion. Across our company, we have Associates that maintain a focus of fully-delivering on the West Marine mission. I’m humbled by the engagement and commitment of our team.

I’m proud of the results that our Associates delivered in 2012. And we know that we have to continue to do more. Our focus on the future is to continue to profitably grow our company.  We all look forward to reporting on our progress through the coming year.

Good Boating,

/s/ Matt Hyde

Matt Hyde

[West Marine Logo]

Chief Executive Officer
West Marine, Inc.